EXHIBIT 10.54

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”), dated July 17, 2017 (the “Effective Date”), is executed by and between ProGreen US, Inc., a Delaware corporation (the “Company”) and Lucas Hoppel. The Company and Mr. Hoppel are each respectively referred to herein as a “Party” and collectively as “the Parties.”

WHEREAS, the Parties entered into that certain Securities Purchase Agreement dated as of January 20, 2017 pursuant to which the Company issued Mr. Hoppel a Promissory Note in the principal amount of $105,000 in exchange for Mr. Hoppel lending the Company $100,000 (the “Note”);

WHEREAS, the amount outstanding pursuant to the Note, as of July 17th, 2017, is $134,820.

WHEREAS, the Parties desire to fully and finally settle all claims between them with respect to the Note.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that any claims arising from any amounts owed by the Company to Mr. Hoppel pursuant to the Note (including due to any events of default under the Note) (the “Settled Claims”) are fully and finally settled upon the following terms and conditions:

Section 1. Settlement. In exchange for Mr. Hoppel’s settlement and release of the Settled Claims, the Company shall issue Mr. Hoppel 926,000 shares of the Company’s common stock and shall make three equal cash payments of $44,940. The first cash payment shall be due on or before August 1st, 2017. The second cash payment shall be due on or before August 10th 2017 and the third and final cash payment shall be due on or before August 20th, 2017. Upon the issuance of 926,000 shares and payment of $134,820, the Note shall be considered fully repaid.

Section 2. Default. A Default shall be declared in the event that the Company fails to issue the 926,000 shares within five business days or if any payment is not received on or before the due date mentioned in Section 2. In the event of a Default, Mr. Hoppel is entitled to keep the 926,000 shares and the remainder of this Agreement shall be null and void and of no further force or effect, and the Debt in its entirety shall revert back to the terms contained in the Note.

Section 3. Release by Mr. Hoppel. Upon issuance of the Settlement Shares, full cash payment, and subject to the other conditions in this Agreement, Mr. Hoppel, on his own behalf, and on behalf of his respective past, present or future employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors, assigns, and related business entities (collectively, the “Hoppel Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE the Company, its subsidiaries, and each of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Hoppel Releasing Parties, whether the same be at law, in equity or mixed, which such Hoppel Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Company Released Parties, in respect of or arising from the Settled Claims, (collectively the “Hoppel Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit Mr. Hoppel from bringing appropriate proceedings to enforce the obligations of the Company set forth in this Agreement and/or to fulfill its obligations hereunder, none of which are released hereby until Mr. Hoppel’s receipt of the Settlement Shares (subject to the conditions in Section 2).

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Section 4. Release by the Company. Upon the execution of this Agreement, the Company, on its own behalf, and on behalf of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the “Company Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE each of Mr. Hoppel and each of his respective past, present or future employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors, assigns, and related business entities (collectively, the “Hoppel Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Company Releasing Parties, whether the same be at law, in equity or mixed, which such Company Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Hoppel Released Parties, in respect of or arising from the Settled Claims, (collectively, the “Company Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit the Company from bringing appropriate proceedings to enforce the obligations of Mr. Hoppel hereunder.

Section 5. Power, Authority and Capacity. Each Party represents and warrants to the other Party that it has the power, authority and capacity to enter into this Agreement.

Section 6. Preparation of Agreement. Each Party represents to the other that its counsel has negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power. The language in this Agreement and any documents executed in connection therewith shall be interpreted as to its fair meaning and not strictly for or against any Party.

Section 7. No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

Section 8. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9. Amendment; Governing Law. This Agreement may not be amended, modified or supplemented except in a writing signed by the Parties. This Agreement shall be governed by and construed under the laws of the State of Nevada without regard to principles of conflicts of law.

Section 10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11. Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

Section 12. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all Parties hereto. No Party has relied on any representations not contained within or referred to in this Agreement and the documents delivered herewith.

Section 13. Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

PROGREEN US, INC.

By:	/s/ Jan Telander
Name:	Jan Telander
Title:	Chief Executive Officer

LUCAS HOPPEL

/s/ Lucas Hoppel

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